Exhibit 99.1

News Release

L.B. Foster Reports First Quarter Operating Results

PITTSBURGH, PA, May 3, 2021 – L.B. Foster Company (NASDAQ: FSTR), a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects, today reported its first quarter of 2021 operating results, which included the following performance highlights:

•First quarter of 2021 net sales were $116.1 million, a decrease of $5.8 million, or 4.8%, from the prior year quarter.

•First quarter of 2021 gross profit was $18.8 million, a decline of $4.3 million, or 18.6%, from the prior year quarter. Gross profit margin was 16.2% for the first quarter of 2021 versus 19.0% in the prior year quarter.

•First quarter of 2021 selling and administrative expenses were $18.0 million, a decrease of $2.3 million, or 11.4%, from the prior year quarter. Selling and administrative expenses as a percent of net sales decreased to 15.5% compared to 16.7% in the prior year quarter.

•First quarter of 2021 net loss from continuing operations was $1.3 million, or $0.12 per diluted share, a decrease of $0.12 per diluted share from the prior year quarter.

•Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and certain charges) from continuing operations1 for the quarter was $2.7 million, a decrease of $2.1 million from the prior year quarter.

•Net cash provided by continuing operating activities for the quarter totaled $7.6 million, an increase of $12.5 million from the prior year quarter.

•Net debt1 (total debt less cash and cash equivalents) decreased by $5.7 million from December 31, 2020 to $31.8 million as of March 31, 2021. Over the last year, the Company reduced its net debt1 by $26.0 million. The Company's adjusted net leverage ratio1 was 1.1x as of March 31, 2021, compared to 1.4x as of March 31, 2020.

•Backlog increased by 14.6% to $271.9 million compared to the prior year quarter, driven by significant increases in both the Rail Technologies and Services ("Rail") and Infrastructure Solutions segments. New orders for the first quarter of 2021 were $135.6 million, an increase of 3.7% from the prior year quarter.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, "First quarter results reflect the continued deferral of projects in the midstream pipeline markets for protective coatings and measurement systems. In addition, weather-related delays and working restrictions due to the pandemic imposed in certain areas, particularly in the United Kingdom, kept the company from converting more backlog to sales revenue. On the bright side, we are seeing the impact of the pandemic dissipating, most notably in our friction management consumables which benefited from increased traffic as COVID restrictions were eased."

"Sales revenue in the first quarter also reflected seasonality in our business, with lower volume in January and February, followed by a strong month in March, which contributed 47.0% of first quarter sales. Backlog increased $23.7 million in the quarter to $271.9 million. This level of backlog, coupled with expected improving market and operating conditions, allows us to anticipate a significant sequential increase in second quarter sales and profitability. There are several positive signs in the marketplace that include increasing project activity, customer-specific plans for capital spending, government support for transportation sector investment, and an improving outlook due to fewer virus-related disruptions. We are gearing up operations in anticipation of an increase in sales and the potential for further strengthening as the year progresses."

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures from continuing operations used in this release: EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, free cash flow, adjusted net (loss) income, and adjusted (loss) earnings per diluted share.

Mr. Bauer added, "Our strong cash flow generation and improving balance sheet should continue to allow us to effectively manage operations through the current environment and positions us well to take advantage of improving market conditions and business opportunities."

First Quarter Results

•Net sales for the first quarter of 2021 was $116.1 million, a $5.8 million decrease, or 4.8%, compared to the prior year quarter. The sales decrease was attributable to both of the Company's segments, with the Rail and Infrastructure Solutions segments declining by 5.7% and 3.6%, respectively, from the prior year quarter. The $4.0 million decline in the Rail segment was attributable to the Rail Products business unit due to the timing of deliveries and customer delays, including certain projects that did not ship due to weather conditions. The $1.9 million decline in the Infrastructure Solutions segment is wholly attributable to the Coatings and Measurement business unit, which continues to face a challenging environment in the midstream energy market due to excess infrastructure capacity.

•Gross profit for the first quarter of 2021 was $18.8 million, a $4.3 million decrease, or 18.6%, from the prior year quarter. The consolidated gross profit margin of 16.2% decreased by 280 basis points when compared to the prior year quarter, with the decline attributable to the Infrastructure Solutions segment. Gross profit increased in the Rail segment by $0.3 million, driven by the 150 basis point improvement in gross margin due primarily to increases in friction management consumable sales. In the Infrastructure Solutions segment, gross profit declined from the prior year quarter by $4.6 million, driven by the decline in revenues in the Coatings and Measurement business line. Infrastructure Solutions' gross margin was down 850 basis points compared to last year's first quarter.

•Selling and administrative expenses in the first quarter decreased by $2.3 million, or 11.4%, from the prior year quarter, primarily driven by decreases in personnel related costs of $1.8 million. Selling and administrative expenses as a percent of net sales decreased to 15.5%, down 120 basis points from the prior year quarter.

•Net loss from continuing operations for the first quarter of 2021 was $1.3 million, or $0.12 per diluted share, a reduction of $1.3 million, or $0.12 per diluted share, from the prior year quarter.

•Adjusted EBITDA from continuing operations1 for the first quarter of 2021 was $2.7 million, a decrease of 42.9% compared to the prior year quarter.

•Free cash flow1 for the quarter was $6.3 million, as compared to negative free cash flow1 of $7.7 million for the prior year quarter. The $14.0 million increase in free cash flow was primarily as a result of increased cash provided by accounts payables and deferred revenue when compared to the prior year quarter.

•Over the last year, the Company reduced its net debt1 to $31.8 million as of March 31, 2021 from $57.7 million as of March 31, 2020, a reduction of $26.0 million. The Company's adjusted net leverage ratio1 was 1.1x, with total available funding capacity of $82.6 million as of March 31, 2021.

•First quarter new orders were $135.6 million, up $4.8 million, or 3.7%, from the prior year quarter. New orders in the Infrastructure Solutions segment increased by $11.5 million compared to the prior year quarter, partially offset by a decline in the Rail segment of $6.7 million.

Market Outlook
The Company’s backlog stood at $271.9 million as of March 31, 2021, an increase of $23.7 million from December 31, 2020, and an increase of $34.7 million, or 14.6%, over the prior year period. The Company believes that railway and general infrastructure projects should continue to move forward, and the Company expects less disruption from COVID related issues. Railway traffic volume and an increase in on-site service-related activity is expected to have a favorable impact on consumable sales and service-related revenue. While the Company expects its overall results to improve sequentially, the Coatings and Measurement business line, which primarily serves midstream energy customers, is expected to remain weak, and still poses a significant challenge as the Company strives to reach pre-pandemic profit levels. There could be additional shutdowns or furlough periods in the Coatings and Measurement business line if order rates do not improve in the coming months. Despite the headwinds driven by the midstream market, the combination of a strong backlog and an improving economic outlook and operating environment support the Company's projection for a strong sequential increase in sales accompanied by increasing profitability. Second quarter sales are expected to increase sequentially by 20.0% or more. Gross profit margins are expected to improve sequentially as sales on certain consumables and service work return, and leverage on operating cost is realized. Selling and administrative expenses should leverage favorably with the increase in sales sequentially, although absolute spending levels are expected to increase over the first quarter as more normal commercial and operating activities return.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2021 operating results on Tuesday, May 4, 2021 at 8:30 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

About L.B. Foster Company
L.B. Foster Company and its subsidiaries provide products and services for the rail industry and solutions to support critical infrastructure projects. The Company’s innovative engineering and product development solutions inspire the safety, reliability, and performance of its customers’ challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, including the impact of any worsening of the pandemic on our financial condition or results of operations, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the 2020 disposition of the IOS Test and Inspection Services business and acquisition of LarKen Precast, LLC and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, including as experienced in 2020, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the significant disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the effectiveness of our continued implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, or as updated and/or amended by other current or periodic filings with the Securities and Exchange Commission.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020

Sales of goods	$100,546	$96,388
Sales of services	15,534	25,519
Total net sales	116,080	121,907
Cost of goods sold	84,125	80,479
Cost of services sold	13,125	18,306
Total cost of sales	97,250	98,785
Gross profit	18,830	23,122
Selling and administrative expenses	18,026	20,337
Amortization expense	1,465	1,430
Interest expense - net	871	812
Other expense - net	59	606
Loss from continuing operations before income taxes	(1,591)	(63)
Income tax benefit from continuing operations	(321)	(58)
Loss from continuing operations	(1,270)	(5)
Net loss attributable to noncontrolling interest	(12)	—
Loss from continuing operations attributable to L.B. Foster Company	(1,258)	(5)

Loss from discontinued operations before income taxes	—	(2,631)
Income tax benefit from discontinued operations	—	(770)
Loss from discontinued operations	—	(1,861)
Net loss attributable to L.B. Foster Company	$(1,258)	$(1,866)
Basic loss per common share:
From continuing operations	$(0.12)	$(0.00)
From discontinued operations	0.00	(0.18)
Basic loss per common share	$(0.12)	$(0.18)
Diluted loss per common share:
From continuing operations	$(0.12)	$(0.00)
From discontinued operations	0.00	(0.18)
Diluted loss per common share	$(0.12)	$(0.18)
Average number of common shares outstanding - Basic	10,583	10,478
Average number of common shares outstanding - Diluted	10,583	10,478

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,015	$7,564
Accounts receivable - net	65,660	58,298
Inventories - net	117,378	116,460
Other current assets	13,716	12,997
Total current assets	201,769	195,319
Property, plant, and equipment - net	61,583	62,085
Operating lease right-of-use assets - net	15,426	16,069
Other assets:
Goodwill	20,373	20,340
Other intangibles - net	35,477	36,897
Deferred tax assets	38,770	38,481
Other assets	1,078	1,204
TOTAL ASSETS	$374,476	$370,395
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,398	$54,787
Deferred revenue	15,359	7,144
Accrued payroll and employee benefits	5,701	9,182
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	129	119
Other accrued liabilities	12,597	15,740
Current liabilities of discontinued operations	146	330
Total current liabilities	108,330	95,302
Long-term debt	36,664	44,905
Deferred tax liabilities	4,046	4,085
Long-term portion of accrued settlement	24,000	24,000
Long-term operating lease liabilities	12,938	13,516
Other long-term liabilities	11,612	11,757
Stockholders' equity:
Common stock	111	111
Paid-in capital	43,943	44,583
Retained earnings	163,849	165,107
Treasury stock	(11,783)	(12,703)
Accumulated other comprehensive loss	(19,588)	(20,268)
Total L.B. Foster Company stockholders’ equity	176,532	176,830
Noncontrolling interest	354	—
Total stockholders’ equity	176,886	176,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$374,476	$370,395

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, free cash flow, adjusted net (loss) income from continuing operations, and adjusted diluted (loss) earnings per share, which are non-GAAP financial measures. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA, adjusted net (loss) income, and adjusted diluted (loss) earnings per share from continuing operations adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that adjusted net (loss) income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020, the Company made adjustments to exclude the impact of a non-recurring benefit from a distribution associated with the Company’s interest in an unconsolidated partnership and restructuring activities and site relocation. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt. The Company views free cash flow is an important liquidity measure of the cash available to our operations after capital expenditure investments are fulfilled. The Company believes free cash flow is important to investors because it measures its ability to generate or use cash.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and free cash flow are presented below (in thousands, except per share and ratio):

	Three Months Ended March 31,		Trailing Twelve Months Ended March 31,
	2021	2020	2021	2020

Adjusted EBITDA From Continuing Operations Reconciliation
Net (loss) income from continuing operations, as reported	$(1,270)	$(5)	$24,558	$44,048
Interest expense - net	871	812	3,820	4,368
Income tax benefit	(321)	(58)	(12,104)	(24,767)
Depreciation expense	1,990	1,935	7,905	7,919
Amortization expense	1,465	1,430	5,764	6,196
Total EBITDA from continuing operations	$2,735	$4,114	$29,943	$37,764
Relocation and restructuring costs	—	677	1,868	2,445
Distribution from unconsolidated partnership	—	—	(1,874)	—
U.S. pension settlement expense	—	—	—	2,210
Adjusted EBITDA from continuing operations	$2,735	$4,791	$29,937	$42,419

	March 31, 2021	December 31, 2020	March 31, 2020

Net Debt Reconciliation
Total debt	$36,793	$45,024	$64,155
Less cash and cash equivalents	(5,015)	(7,564)	(6,418)
Net debt	$31,778	$37,460	$57,737

	March 31, 2021	March 31, 2020

Adjusted Net Leverage Ratio Reconciliation
Net debt	$31,778	$57,737
Trailing twelve month adjusted EBITDA from continuing operations	29,937	42,419
Adjusted net leverage ratio	1.1x	1.4x

	March 31, 2021	March 31, 2020
Free Cash Flow Reconciliation
Net cash provided by (used in) continuing operating activities	$7,614	$(4,902)
Less capital expenditures on property, plant, and equipment	(1,327)	$(2,806)
Free cash flow	$6,287	$(7,708)

	Three Months Ended March 31,
	2021	2020
Adjusted Diluted (Loss) Earnings Per Share From Continuing Operations Reconciliation
Net loss, as reported	$(1,270)	$(5)
Relocation and restructuring costs, net of tax benefit of $165	—	512
Net (loss) income, as adjusted	$(1,270)	$507
Average number of common shares outstanding - Diluted, as reported	10,583	10,478
Diluted loss per common share, as reported	$(0.12)	$(0.00)
Average number of common shares outstanding - Diluted, as adjusted	10,583	10,668
Diluted (loss) earnings per common share, as adjusted	$(0.12)	$0.05